Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statements on Form S-8 of our report dated March 6, 2018 except for the effects of the reverse stock split discussed in Note 16 to the consolidated financial statements, as to which the date is March 14, 2019, relating to the financial statements which appears in Aravive, Inc.’s (formerly known as Versartis, Inc.) Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 15, 2019